Exhibit 99.2

Magnum Hunter Resources
Provides Eagle Ford Shale Drilling Update

FOR IMMEDIATE RELEASE - Houston, TX– (Market Wire) – November 10, 2010 – Magnum Hunter Resources Corporation (NYSE Amex: “MHR” and “MHR-PC”)(“Magnum Hunter”, or the “Company") is providing a drilling and operational update this morning on the Company’s activities in the Eagle Ford Shale resource play located across approximately 50,000 gross acres predominately in Atascosa, Gonzales, and Lavaca Counties of Central and South Texas.

Eagle Ford Shale Drilling Update

Gonzales County

Magnum Hunter’s first well drilled in the Eagle Ford Shale oil-window is the Gonzo Hunter #1-H located in Gonzales County, Texas. The Patterson Drilling Rig #135 spud the Gonzo Hunter #1-H well on June 10, 2010 and was drilled approximately 9,750 vertical feet plus approximately 4,365 horizontal feet. An 11 stage frac job commenced on September 14, 2010. On October 11, the Gonzo Hunter’s-#1-H well initiated production at an initial production rate (“IP”) of 605 barrels of oil equivalent per day (”Boepd”) and 412 Bbls per day of water. Currently, the Gonzo Hunter #1-H is producing approximately 398 Boepd and 110 Bbls per day of water. Magnum Hunter currently estimates the economic ultimate recovery (“EUR”) for the Gonzo Hunter #1-H to be 362,000 Boe. Magnum Hunter is the operator of the well and owns a 50% working interest.

The Company’s second well in Gonzales County is currently drilling and is called the Southern Hunter #1-H. It is located 7 miles southwest of the Gonzo Hunter #1-H well. The Patterson Drilling Rig #135 spudded the Southern Hunter #1-H well on October 14, 2010 and is currently drilling at approximately 14,247 feet (total measured depth). The well is scheduled to reach TD before the end of November. A frac date has been scheduled for early December. Magnum Hunter is the operator of the Southern Hunter #1-H well and owns a 50% working interest.

On November 2, 2010, the Cinco Ranch #2-H well was spudded in Gonzales County, Texas by Nabors Drilling Rig #F-9. The well is currently cementing surface casing at 4,165 feet. Magnum Hunter is a 50% working interest owner in the Cinco Ranch #2-H well. Hunt Oil Company, Dallas, Texas is the operator and owns the remaining 50% working interest.

Atascosa County

The Company’s first well in Atascosa County within the Eagle Ford Shale is the Lagunillas Camp #1-H. The Patterson Drilling Rig #135 spud the Lagunillas Camp #1-H well on August 12, 2010 and after drilling approximately 8,350 vertical feet plus approximately 5,050 horizontal feet, the rig was released on September 10, 2010. A 15 stage frac job is currently ongoing for the Lagunillas Camp #1-H and is approximately 50% complete. Magnum Hunter is the operator for the Lagunillas Camp #1-H well and owns a 100% working interest. First production is anticipated on or before November 20, 2010.

Magnum Hunter’s second well in Atascosa County within the Eagle Ford Shale is the Lagunillas Camp #2-H. The Patterson Drilling Rig #135 spud the Lagunillas Camp #2-H well on September 15, 2010 and after drilling approximately 8,350 vertical feet plus approximately 4,650 horizontal feet, the rig was released on October 9, 2010. A 16 stage frac job commenced on October 18, 2010, with 15 of the 16 stages deemed successful on October 23, 2010. The Lagunillas Camp #2-H is currently flow testing and continuing to clean up frac fluids.  The Lagunillas Camp #2 well is currently producing approximately 188 Boepd and 1008 Bbls per day of load water. The Company anticipates an initial production oil flow rate in excess of the 500 Boepd range. The Company is the operator of the Lagunillas Camp #2-H well and owns a 96.875% working interest.

Eagle Ford Shale Land Update

Magnum Hunter’s gross acreage land position across the entire Eagle Ford Shale has increased to 48,159 gross acres (23,704 net). A county-by-county breakdown is as follows:

•	Gonzales County, Texas – 34,876 gross acres (16,740 net)

-	Magnum Hunter & Hunt Oil JV (50% working interest each) – 29,576 gross acres Gonzo Hunter #1-H and Cinco Ranch #2-H wells are located on this acreage

-	Magnum Hunter (12.5 % working interest) & EOG Resources (87.5% working interest) – 2,300 gross acres

-	Magnum Hunter & GeoSouthern (50% working interest each) – 3,000 gross acres Southern Hunter #1-H well is located on this acreage

•	Atascosa County, Texas – 5,393 gross acres (3,200 net)

-	Magnum Hunter is approximately 100% working interest owner and operator. Lagunillas Camp #1-H and #2-H wells are located on this acreage

•	Fayette & Lee Counties, Texas – 7,890 gross acres (3,764 net)

-	Magnum Hunter is a 50% working interest owner and the operator

Magnum Hunter continues to actively lease new acreage in the Eagle Ford Shale resource play, predominately in the vicinity around existing drilling operations. Additional JV’s are under review and being evaluated by management. Based upon geological and engineering data currently known, the Company believes that its existing acreage position will support a minimum of 100 future drilling locations.

Eagle Ford Shale Capex Update

The Company’s capital expenditure budget allocation for the Eagle Ford Shale oil window for all of fiscal year 2010 remains at approximately $31 million, representing around 56% of Magnum Hunter’s total anticipated capital budget of approximately $55 million. Through the first nine months ending September 30, 2010, the Company has spent approximately $21 million (67%) of the $31 million allocated for its Eagle Ford Shale activities. Based upon the Company’s current drilling and completion schedule, Magnum Hunter believes the Company will have a total of four wells completed and online by year-end 2010.

Management Comments

Mr. Gary C. Evans, Chairman and Chief Executive Officer of Magnum Hunter commented, “We are executing our corporate business plan in the Eagle Ford Shale region of the Company ahead of schedule, even in light of an extremely tight pressure pumping and fracture stimulation market. Like many operators active in the Eagle Ford Shale today, we are continuing to learn from our activities. Our goal is to strive to cut our drilling time and completion costs while lengthening our horizontal distance as lease boundaries allow. We plan to have four new wells on production by year-end with a minimum of fifteen wells planned for drilling in 2011. Our drilling rigs and pressure pumping services have been contracted for the next year in order to meet our projected 2011 capital budget. With an ownership interest of 50%-100% in all of these wells, each completion has meaningful impact to our Company’s daily production and will, therefore, directly improve our future financial results.”

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas based independent exploration and production company engaged in the acquisition of exploratory leases and producing properties, secondary enhanced oil recovery projects, exploratory drilling, and production of oil and natural gas in the United States. The Company is presently active in three of the “big five” emerging shale plays in the United States.

For more information, please view our website at www.magnumhunterresources.com

Forward-Looking Statements

This press release contains statements concerning Magnum Hunter Resources Corporation’s expectations, beliefs, plans, intentions, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements and others contained in this presentation that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995 (the “Litigation Reform Act”). Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words “anticipate”, ”believe” ,”continue”, “could”, “estimate”, “expect”, “forecast”, “goal”, “intend”, “may”, “objective”, “plan”, “potential”, “predict”, “projection”, “should”, “will”, or other similar words. Such forward-looking statements relate to, among other things: (1) the Company’s proposed exploration and drilling operations on its various properties, (2) the expected production and revenue from its various properties, (3) the Company’s proposed redirection as an operator of certain properties and (4) estimates regarding the reserve potential of its various properties. These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company’s ability to finance the continued exploration, drilling and operation of its various properties, (2) positive confirmation of the reserves, production and operating expenses associated with its various properties, (3) the general risks associated with oil and gas exploration, development and operations, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the period ended December 31, 2009 filed on March 31, 2010, and the Company’s Quarterly Reports on Form 10-Q for the quarters ending September 30, 2009, March 31, 2010, and June 30, 2010, filed on November 16, 2009, May 17, 2010, and August 12,2010, respectively. Magnum Hunter Resources Corporation cautions readers not to place undue reliance on any forward-looking statements. Magnum Hunter Resources Corporation does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.
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Contact:	M. Bradley Davis Senior Vice President of Capital Markets bdavis@magnumhunterresources.com (832) 203-4545